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                                                                     EXHIBIT 4.8

                          CERTIFICATE OF INCORPORATION

                                     OF THE

                            CITY GAS SERVICE COMPANY

         This is to Certify, That we, HARRY E. CARVER, LELAND B. PETTIT and ELLSWORTH J. SCHUSTER, do hereby associate ourselves into a corporation under and by virtue of Title 14 of the Revised Statutes, and do severally agree to take the number of shares of capital stock set opposite our respective names.

         (a) The name of the corporation is:

             CITY GAS SERVICE COMPANY

         (b) The location of the principal office in this State is at No. 57 Main Street, in the Borough of Flemington, County of Hunterdon.

         (c) The name of the Agent therein and in charge thereof, upon whom process against this corporation may be served, is Leland B. Pettit.

         (d) The objects for which this corporation is formed are:

         To manufacture, buy, sell, lease, import, export and generally deal in and with liquified petroleum, gas, gas appliances and other appliances, implements, apparatus, supplies and goods, wares, merchandise, property and commodities of every kind and description, and all articles used or useful in connection therewith.

         To operate a gas compressor plant or plants and to engage in and conduct the business of compressing gas into cylinders and selling cylinders of compressed gas at wholesale and at retail.

         To install, repair and generally service heaters, heating, cooking, power and cooling equipment, stoves, ranges, machines, refrigerators, apparatus and appliances of all kinds.


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         To carry on manufacturing and merchandising, either at retail or wholesale and either individually and for its own account or as agent, factor or broker, operations of any and all kinds insofar as may be permitted by the laws of the State of New Jersey.

         To buy, acquire, own, hold, maintain, operate, manage, use, develop, improve, rent, lease, mortgage, sell, exchange, dispose and deal in real estate, improved or unimproved, and any and all interests or rights therein.

         To erect, construct, purchase, acquire, improve, maintain, operate, manage, lease, let, mortgage, sell and otherwise dispose of factories, works, dwellings, buildings and structures of any and all kinds.

         To purchase, lease, operate, maintain and own similar businesses.

         To acquire and take over as a going concern and to carry on the business of any person, firm, association or corporation engaged in any business which this corporation is authorized to carry on, and in connection therewith to acquire the good will and all or any of the assets and to assume or otherwise provide for all or any of the liabilities of the owner or owners of such business.

         To purchase, acquire, hold and dispose of, pursuant to the provisions of sections 14:3-9, 14:3-10 and 14:3-11 of the General Corporation Act of the State of New Jersey, the stocks, bonds and other evidence of indebtedness in any corporation, domestic or foreign, and issue in exchange therefor its own stocks, bonds and other obligations; to acquire by subscription, purchase or otherwise, to hold for investment or for resale, to sell, assign, transfer, mortgage, pledge, hypothecate or otherwise dispose of, and in all ways deal in and with stocks, scrip, voting trust certificates, bonds, contracts, debentures, mortgages, notes, trust receipts, certificates of indebtedness, interim receipts and other obligations or securities of corporation, private, public,


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quasi-public or municipal, foreign or domestic, or of individuals; to collect the interest and dividends on its holdings and the principal thereof when due; to exercise all rights and privileges of or incidental to the ownership thereof and to do all things suitable and proper for the protection, conservation and enhancement of the value of its stocks, securities, evidence of indebtedness or other property.

         To purchase or by any other means acquire, hold, own, use, sell, assign, lease, mortgage or otherwise dispose of Letters Patent of the United States of America or any foreign country, patents, patent rights, licenses, privileges, inventions, improvements, secret processes, trade-marks and trade names and pending applications therefor and renewals thereof which may relate to or be useful in connection with any business of the corporation, and to expend money in experimenting upon, testing, developing, improving, seeking to improve and marketing the same.

         To do any business deemed advantageous to it of the same general nature as that for which it is organized, and incidental or necessary to any of the above-named objects.

         The corporation shall also have power to conduct its business in all its branches, have one or more offices, and unlimitedly to hold, purchase, mortgage and convey real and personal property in any State, Territory or Colony of the United States and in any foreign country or place.

         (e) The total authorized capital stock of this corporation is $100,000.00, divided into Eight Hundred (800) shares of 6% Non-voting, cumulative preferred stock of a par value of Twenty-five Dollars ($25.00) each; and Eight Thousand (8,000) shares of common stock of the par value of Ten Dollars ($10.00) each.

         The preferred stock may be issued as and when the Board of Directors shall determine and shall entitle the holders thereof to receive when and as declared, from the surplus or net


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profits of the corporation, yearly cumulative dividends of 6% per annum on each share of stock held by them, and no more, payable quarterly, half-yearly or yearly on dates to be fixed by the Board of Directors.

         The Board of Directors shall have the right to create a sinking fund in such amount of the net profits as they may deem advisable from time to time, for the purchase, retirement or redemption of the preferred stock and to apply such sinking fund for such purposes.

         If, in any year, dividends amounting to 6% per annum shall not be paid on such preferred stock, the deficiency shall be a charge on the net profits of the corporation, and shall be payable without interest, before any dividends shall be paid or set apart for the common stock. The balance of the net profits of the corporation, after the payment of such cumulative dividends at the rate of 6% per annum to the holders of the preferred stock and after payments, if any, into the sinking fund as above provided, may be distributed among the holders of the common stock as and when the Board of Directors shall in their discretion determine.

         In the event of the liquidation or dissolution (whether voluntary or involuntary) or winding up of the corporation, the holders of preferred stock shall be entitled to receive and shall be paid the par value of their preferred shares, together with the amount of all dividends accrued or in arrears thereon, before any amount shall be paid to the holders of the common stock. After payment to the holders of the preferred stock of their full preferential amounts as aforesaid, the remaining assets and funds shall be divided and paid to the holders of the common stock according to their respective shares. If upon any such liquidation, dissolution or winding up of this corporation, the assets and funds distributable among the holders of the preferred stock shall be insufficient to permit the payment in full to such holders of the preferential amounts aforesaid, then the entire assets and funds of this corporation to be distributed, shall be distributed among


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the holders of the preferred stock then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled.

         The preferred stock shall, at the discretion of the Board of Directors, be subject to redemption, in whole or in part, at the price of $27.00 per share, together with the amount of all dividends accrued or in arrears thereon, at anytime within the first five (5) years that said stock is outstanding, and at the price of $26.00 per share, together with the amount of all dividends accrued or in arrears thereon, at anytime after the first five (5)years that said stock is outstanding; provided that at least thirty (30) days notice of redemption shall be given to the holders of record of the preferred stock to be redeemed, which notice may be given by mail or in such manner as is fixed by the by-laws, or by resolution of the Board of Directors. Any such redemption of preferred stock shall be in such amount and at such place and by such method, whether by lot or pro rata, as shall from time to time be determined by resolution of the Board of Directors.

         No preferred stockholder shall have any pre-emptive or preferential right of subscription to any shares of any stock of this corporation, or to any obligations convertible into stock of this corporation, issued or sold, nor any right of subscription to any part thereof other than such, if any, as the Board of Directors in its discretion from time to time may determine, pursuant to the authority hereby conferred by the Certificate of Incorporation of this corporation, and the Board of Directors may issue stock of this corporation, or obligations convertible into stock, without offering such issue of stock, either in whole or in part, to the preferred stockholders of this corporation. The acceptance of preferred stock in this corporation, shall be a waiver of any such pre-emptive or preferential right which in the absence of this provision might otherwise be asserted by preferred stockholders of this corporation or any of them.


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         The holders of the shares of common stock of this corporation shall be entitled to one vote for each share held; the holders of the shares of the preferred stock of this corporation shall not be entitled to any vote for each share held unless the total unpaid accrued dividends on the preferred stock amount to 12% or more per share, in which event the holders of the preferred stock shall have the right, at the next succeeding annual meeting, voting as one class, by plurality vote (each share being entitled to one vote) to elections of the directors for the following year and the holders of the common stock shall have the right, voting as a separate class, by plurality vote (each share being entitled to one vote), to elect the remaining directors for the said year.

         The director so elected by the preferred stockholders shall cease to be a director when all of the accrued dividends on the preferred stock are paid, and the Board of Directors shall immediately fill the vacancy created thereby.

         No owner or holder of the preferred stock shall be entitled to receive notice of any meeting of stockholders unless entitled to vote thereat.

         (f) The names and post office address of the incorporators and the number of shares subscribed for by each, the aggregate of which ($1,000.00) is the amount of capital stock with which this company will commence business, are as follows:

             NAME                       POST OFFICE ADDRESS                           NO. OF SHARES
             ----                       -------------------                           -------------
Harry E. Carver                  150 Wyoming Avenue
                                 Maplewood, New Jersey                                  98 common

Leland B. Pettit                 57 Main Street                                          1 common
                                 Flemington, New Jersey

Ellsworth J. Schuster            57 Main Street
                                 Flemington, New Jersey                                  1 common
                                                                                        --------

                                                   Total:                              100 common

         (g) The period of existence of this company is unlimited.
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                           REGULATIONS AND LIMITATIONS

         Pursuant to R.S. or N.J. 14:3-2, authority is hereby conferred upon the Board of Directors to make and alter by-laws. By-laws so made by the Board of Directors under the power hereby conferred, may be altered or repealed by the stockholders.

         All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by the Statute, or by this Certificate.